Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2009 Financial Results

Portland, Oregon – (Business Wire) – May 6, 2009 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its first quarter ended March 28, 2009.

Financial results for the first quarter 2009 compared to the first quarter 2008:

•	Revenues decreased 0.5% to $91.9 million from $92.3 million

•	Comparable restaurant sales decreased 13.9%

•	Incurred a net loss of $1.1 million, or $(0.08) per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share

•	Incurred a pro forma net loss of $0.7 million, or $(0.05) per diluted share, due to a restructuring charge and the normalization of the effective tax rate (see attached reconciliation to GAAP)

Revenues for the first quarter of 2009 decreased 0.5% to $91.9 million from $92.3 million in the first quarter of 2008. The decrease in revenues is primarily attributable to the decline in comparable restaurant sales, partially offset by revenue from new restaurants not in the comparable restaurant base. The Company added two restaurants during the first quarter of 2009 in Roseville, California and St. Louis, Missouri.

Bill Freeman, Chief Executive Officer said, “During the first quarter of this year, we have focused on implementing aggressive cost control initiatives to help mitigate the impact of this challenging economic environment. I am pleased with the initial results of these initiatives and the effect they have had on our financial results for the quarter. We will continue to focus in the second quarter on gaining additional traction with the cost cutting initiatives while also exploring new revenue building programs to improve our top line through the rest of the year.”

2009 Outlook

The Company has affirmed its revenues guidance of approximately $370.0 million, assuming a 13% comparable restaurant sales decrease for the full year. The Company has increased its diluted earnings per share guidance to approximately $0.25-$0.30, compared to its prior guidance of $0.20, primarily due to better than expected results in the first quarter, combined with a lower expected annualized effective tax rate for the full year. Furthermore, for every percentage point change in annual comparable restaurant sales, the Company expects a corresponding change in annual earnings per share of approximately $0.04 to $0.06.

The Company now expects its annualized effective tax rate to be 5% to 10%. The lower expected annualized effective income tax rate is primarily due to the anticipated realization in 2009 of reserved FICA tax credits and net operating loss carryforwards.

The Company opened two new restaurants in the first quarter and does not plan to open any additional restaurants in 2009. Capital expenditures for 2009 are expected to be approximately $8.0 million, including the $3.1 million expended in the first quarter for the opening of the two restaurants. Based on capital availability and economic conditions improving, the Company may open an additional restaurant in 2009.

Conference Call

The Company will host a conference call to discuss first quarter 2009 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-244-2435, or, for international callers, 913-312-0852. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112, or 719-457-0820 for international callers; the conference ID is 9150948. The replay will be available until Wednesday, May 20, 2009.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 94 restaurants, including 88 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 37 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company, in operation at least eighteen months from the beginning of the period being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance we provide for 2009 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	March 29, 2008		March 28, 2009
Revenues	$92,337	100.0%	$91,894	100.0%

Restaurant operating costs
Food and beverage	28,071	30.4%	27,696	30.1%
Labor	30,397	32.9%	30,489	33.2%
Operating	14,501	15.7%	14,340	15.6%
Occupancy	8,798	9.5%	9,489	10.3%

Total restaurant operating costs	81,767	88.5%	82,014	89.2%
General and administrative expenses	5,569	6.0%	5,845	6.4%
Restaurant pre-opening costs	1,184	1.3%	562	0.6%
Depreciation and amortization	3,394	3.7%	4,080	4.4%
Restructuring charges	—	—	181	0.2%

Total costs and expenses	91,914	99.5%	92,682	100.9%

Operating income (loss)	423	0.5%	(788)	(0.9)%
Interest expense, net	329	0.4%	378	0.4%
Other (income) expense, net	(75)	(0.1)%	14	—

Income (loss) before income taxes	169	0.2%	(1,180)	(1.3)%
Income tax expense (benefit)	51	0.1%	(36)	—

Net income (loss)	$118	0.1%	$(1,144)	(1.2)%

Net income (loss)
Basic and diluted	$0.01		$(0.08)
Shares used in computing net income (loss) per share
Basic and diluted	14,685		14,728

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Loss Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net loss per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net loss and net loss per share based on the shares outstanding at the end of the period:

Thirteen week period ended March 28, 2009
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(1,144)
Income tax benefit	(36)
Restructuring charges	181

Pro forma net loss before income taxes	(999)
Income tax benefit*	267

Pro forma net loss	$(732)

Pro forma net loss per share
Basic and diluted	$(0.05)
Shares used in computing pro forma net loss per share
Basic and diluted	14,728

*	Based on the weighted average effective tax rate for the fiscal years ended December 30, 2006 and December 29, 2007, which Management believes is a more normalized effective tax rate.

Management believes this non-GAAP measurement is useful to investors since during the quarter presented the Company incurred charges that affected the Company’s performance related to an unusually low effective tax rate in comparison to its historical effective tax rate and the incurrence of restructuring charges. A lower effective tax rate in a loss position results in a decrease to the tax benefit; however, in an income position, a lower effective tax rate results in a smaller tax expense.